Exhibit 10(i)

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into by and between Alan J. Sweet (the “Consultant”) and National Bankshares, Inc. (the “Company”) as of June 1, 2024, to be effective immediately following the Effective Time (as defined in the Agreement and Plan of Merger, dated January 23, 2024 (the “Merger Agreement”), by and among the Company, The National Bank of Blacksburg, the Company’s wholly-owned bank subsidiary (the “Bank”) and Frontier Community Bank) (the “Effective Date”). If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect.

WITNESSETH:

WHEREAS, the Consultant has valuable knowledge and expertise regarding the business of Frontier Community Bank; and

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, access to, and services of the Consultant following the Effective Time.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and the Consultant, intending to be legally bound hereby, mutually agree as follows:

1.
Services; Term; Termination.
(a)
The Consultant shall serve as a Special Advisor beginning on the Effective Date for a three (3)-month period, unless such period is earlier terminated in accordance with Sections 1(c) or 1(d) below (the applicable period, the “Term”). During the Term, the Consultant shall provide general advisory services to the Company as requested by the President and Chief Executive Officer of the Company, including, without limitation, attending meetings upon request, and providing advice and assistance as requested with respect to the transition and integration of Frontier Community Bank into the Bank (the “Services”).
(b)
To the extent that the Term is not terminated in accordance with Section 1(c) or 1(d), the Term may be extended for successive one (1)-month periods only through mutual written agreement of the parties hereto.
(c)
The Company may terminate the Term only for Cause, upon ten (10) calendar days’ advance written notice to the Consultant. For purposes of this Agreement, “Cause” shall mean the Consultant’s material failure to perform the Services (other than a failure to perform the Services as a result of the Company’s refusal to accept performance of the Services, the Company’s failure to request the Services, or the Company’s material failure to comply with the terms of this Agreement) or the Consultant’s breach of this Agreement.
(d)
The Consultant may terminate the Term for any reason, at any time, upon ten (10) calendar days’ advance written notice to the Company.
(e)
No additional Consulting Fees (as defined below) will be paid for any period after the Term has been terminated in accordance with this Agreement. For the avoidance of doubt, if the Company terminates the Term for any reason other than that specified in Section 1(c), it shall pay the Consultant the Consulting Fees that otherwise would have paid for the Term had the Term not been terminated by the Company.
2.
Compensation During the Consulting Period. In exchange for the Services, the Company shall pay to the Consultant $15,000 per month for the Term (the “Consulting Fees”). The Consulting Fee for each month (or portion thereof) during the Term shall be paid not less frequently than monthly.
3.
Independent Contractor Status.
(a)
In performing the Services, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee of the Company. The Consultant shall be responsible for reasonably determining the method, details, and means of performing the Services required under this Agreement, and the specific hours to be worked. It is understood and agreed that the Consultant shall have no power or authority to supervise, direct, or manage any employee of the Company or the Bank; to enter into contracts on behalf of the Company or the Bank; or to borrow or incur debts or liabilities, of any kind or nature whatsoever, on behalf of the Company or the Bank. The Consultant shall not be entitled to participate in or otherwise accrue benefits or receive contributions under any employee benefit plans, policies, or other arrangements that might be available to the employees of the Company or any affiliate of the Company.
(b)
The Consultant shall be solely responsible for the payment of all federal, state, and local taxes with respect to the compensation or benefits for Services provided hereunder.

4.
Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Consultant with respect to the matters described herein. This Agreement may not be amended, waived, changed, modified, or discharged except by an instrument in writing executed by the Company and the Consultant.
5.
Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by prepaid overnight courier service, addressed as follows:

If to the Consultant:

At the Consultant’s then current address in accordance with the Company’s records

If to the Company:

National Bankshares, Inc.

101 Hubbard Street

Blacksburg, Virginia 24062

Attention: F. Brad Denardo

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received or refused by the addressee.

6.
Binding Agreement; Waiver. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Consultant’s heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company, its affiliates, and its successors, and any such successors shall assume the obligations under this Agreement and expressly agree to perform the obligations under this Agreement. The Services are personal in nature and shall not be assigned or subcontracted, and the Consultant may not assign this Agreement. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.
7.
Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any dispute arising under this Agreement shall be brought only in a state or federal court having proper jurisdiction within Virginia. Both parties submit to such jurisdiction and waive any objection to venue and/or claim of inconvenient forum.
8.
Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which will be deemed an original, and all of which taken together will constitute one agreement binding on the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

NATIONAL BANKSHARES, INC.
By:	/s/ F. Brad Denardo
F. Brad Denardo
President and Chief Executive Officer

/s/ Alan J. Sweet
Alan J. Sweet